EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heartland Financial USA, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-233120 and 333-233121 on Forms S-3; Nos. 333-181481, 333-211507, 333-231711, and 333-238555 on Forms S-8; and Nos. 333-216919, 333-222169, 333-223763, 333-230060, and 333-238459 on Forms S-4) of Heartland Financial USA, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Heartland Financial USA, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for the recognition and measurement of credit losses on January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

Our report dated February 25, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contained an explanatory paragraph that states the Company acquired AimBank on December 4, 2020, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, AimBank’s internal control over financial reporting associated with total assets of $1.89 billion and total revenues of $4.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of AimBank.
/s/ KPMG LLP
Des Moines, Iowa
February 25, 2021